April 2, 2009

Bernard W. Dan,
MF Global Ltd.,
440 South Lasalle Street
20th Floor
Chicago, Illinois 60605.

Re: MF Global - Employment Agreement

Dear Bernie:

This is your amended and restated Employment Agreement (this "Agreement") with MF Global Ltd., a Bermuda exempted company ("MF Global"). This Agreement is being amended and restated to modify certain terms of this Agreement, as of the date set forth above, in connection with your becoming Chief Executive Officer of MF Global. This Agreement sets forth the terms of your continued employment with MF Global and its subsidiaries and affiliates (together, the "MF Global Group").

  Terms Schedule

  Some of the terms of your employment are in the attached schedule (your "Schedule"), which is part of this Agreement.

  Term of Your Employment

  The term of this Agreement began on the "Commencement Date" set forth in your Schedule and will end at the close of business on March 31, 2012 (the "Agreement Term"). All references to "your employment" in this Agreement will refer to your employment during the Agreement Term.

  Commencing April 1, 2012, the Agreement Term will extend for successive two (2) year periods upon written notice by MF Global to you not later than six (6) months prior to the expiration of the initial or any successive term of this Agreement (unless you provide written notice of non-extension within one (1) month after such notice). Upon the expiration of the Agreement Term (taking into account any extensions), you will continue to be an employee of MF Global "at-will" (unless and until MF Global or you gives written notice to the other of termination).

  The provisions of Sections 5(d), 7, 8, 9, 11, 12 and 13, and the provisions of the Schedule applicable thereto, shall survive the termination of the Agreement Term and any concurrent or subsequent termination of your employment thereunder and shall continue to be in effect thereafter to the extent applicable, provided that Section 9 shall survive only respecting a change in ownership or control contemplated thereunder occurring on or prior to such termination irrespective of when payments thereunder may be made; Section 6 and the provisions of the Schedule applicable thereto, shall survive any termination of your employment occurring prior to the expiration of the Agreement Term; and Section 6(g), and the provisions of the Schedule applicable thereto, shall survive any termination of your employment in connection with the expiration of the Agreement Term.

  Your Position, Performance and Other Activities
      Position. You will continue to be employed in the position stated in your Schedule.
      Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships consistent with your position that MF Global's Board of Directors (the "Board") may assign to you from time to time. Any specific reporting relationship provided in your Schedule replaces the relationship provided in this Section 3(b), and any specific authority or responsibility provided in your Schedule is in addition to that provided in this Section 3(b).
      Performance. During your employment, you will devote substantially all of your business time and attention to the MF Global Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.
      Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the MF Global Group. However, you may (1) serve, without Board approval, on civic, educational or charitable boards or committees and, with the prior written approval of the Board, other corporate boards or committees (which approval previously was granted for those boards and committees set forth in the Schedule), (2) manage personal investments, or (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as the activities in clauses (1) through (3) above do not significantly interfere with your performance of your responsibilities under this Agreement.
  Your Compensation
      Salary. You will receive an annual base salary (your "Salary"). The starting amount of your Salary is in your Schedule. MF Global will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all similarly situated executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the MF Global Group's normal practices for similarly situated executives.
      Bonus. You will be eligible to receive an annual bonus (your "Bonus") for each fiscal year of MF Global ending during your employment, which may be paid in a combination of cash and equity-based awards. The amount and form of your Bonus, including the amount payable upon achievement of target-level performance, for each fiscal year (if any) will be determined by the Board (or a committee of the Board) and paid in accordance with your Schedule.
      Other Executive Compensation Plans. You will be entitled to participate in all of the MF Global Group's executive compensation plans, including any management incentive plans, long-term compensation plans, equity compensation option plans and deferred compensation plans, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.
  Your Benefits
      Employee Benefit Plans. During your employment, you will be entitled to participate in the MF Global Group's employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.
      Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.
      Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the MF Global Group's normal practices for similarly situated executives, provided that such reimbursements pursuant to this Section 5(c) will be paid no later than the end of the calendar year following the year in which such reimbursable expenses were incurred.
      Indemnification. To the fullest extent permitted under the Bye-Laws of MF Global as in effect on your Execution Date set forth below and with any subsequent changes mandated by applicable law ("Bye-Laws"), MF Global will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against you arising by reason of your status as a director, officer, employee and/or agent of the MF Global Group during your employment, and for your period of employment you are an "Officer" as provided in the Bye-Laws. You will at all relevant times be covered under any contract of directors and officers liability insurance that covers directors of MF Global (other than any coverage that specifically covers solely independent directors).
      Additional Benefits. During your employment, you will be provided the additional benefits stated in your Schedule.
  Termination of Your Employment
      No Reason Required. You or MF Global may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 6(c).
      Related Definitions.
        "Cause" means any of the following: (A) your continued and willful failure to perform substantially your responsibilities to the MF Global Group under this Agreement, after demand for substantial performance has been given by the Board or any officer of the MF Global Group to whom you report that specifically identifies how you have not substantially performed your responsibilities; (B) your willful engagement in illegal conduct or in gross misconduct in connection with the business of the MF Global Group; (C) your conviction of, or plea of guilty or nolo contendere to, a felony; (D) your willful and material breach of the MF Global Group's written code of conduct and business ethics or other material written policy, material procedure or material guideline relating to personal conduct in effect from time to time or Section 7 or 8; (E) your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity; or (F) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the MF Global Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 60 days and (ii) during that period the MF Global Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid in full to the extent legally permissible).

        For purposes of this definition, (i) no act or omission by you will be "willful" unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the MF Global Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the MF Global Group.

        Any determination of Cause by MF Global shall be made by a resolution approved by a majority of the members of the Board (other than you), provided that no such determination may be made until you have been given written notice detailing the specific Cause event and, except for conditions set forth at clauses (C) or (F), an opportunity on at least fifteen (15) days advance written notice to appear (with legal counsel) before the Board to discuss the specific circumstances alleged to constitute a Cause event. In addition, the Board must give you notice and 10 days to cure the first event constituting Cause under Section 6(b)(1)(D) or (E) (unless the event cannot be cured).

        "Good Reason" means any of the following: (A) any material and adverse change in your position with the MF Global Group (including a failure to nominate you to the Board, unless prohibited by legal or regulatory authority); (B) any material diminution in your authority, responsibilities and reporting relationships as provided in Section 3(b) (and your Schedule); (C) any material failure by MF Global to comply with Section 4 (and your Schedule); (D) MF Global requiring you to be based at any office more than 35 miles from the place of employment stated in your Schedule (however, travel required by MF Global in connection with your duties will not constitute Good Reason); (E) any purported termination by MF Global of your employment that is in breach of this Agreement; (F) any failure by MF Global to comply with Section 11(c); or (G) any material breach of this Agreement by MF Global not otherwise specifically provided for in this Section 6(b)(2).

        If you do not give a Termination Notice within 90 days after the initial existence of an event constituting Good Reason, the event will no longer constitute Good Reason. In addition, (i) an isolated, insubstantial and inadvertent failure by MF Global under Section 6(b)(2)(A) through (C) that is not in bad faith and is cured promptly on your giving MF Global notice will not constitute Good Reason and (ii) you must give MF Global notice and 30 days to cure the event constituting Good Reason.

        "Disability" means your absence from your responsibilities with MF Global on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If MF Global determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 6(b)(3), your incapacity due to mental or physical illness or injury will not affect MF Global's obligations under this Agreement (including that such illness or injury will not constitute a basis for Cause).
      Advance Notice Generally Required.
        To terminate your employment, either you or MF Global must provide a Termination Notice to the other. A "Termination Notice" is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.
        You and MF Global agree to provide 60 days' advance Termination Notice of any termination, unless your employment is terminated by MF Global for Cause or because of your Disability or death. Accordingly, the effective date of early termination of your employment will be 60 days after Termination Notice is given except that (A) the effective date will be the date of MF Global's Termination Notice if your employment is terminated by MF Global for Cause, although MF Global may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death.
      With Good Reason or Without Cause. If MF Global terminates your employment without Cause or you terminate your employment for Good Reason prior to the expiration of the Agreement Term:
        MF Global will pay the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation through the date of termination, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within a reasonable time after termination of your employment) (together, your "Accrued Compensation"). In addition, MF Global will pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the MF Global Group as of the end of your employment (together, the "Other Benefits").
        MF Global will pay your Earned Bonus. Your "Earned Bonus" means any earned but unpaid Bonus for the fiscal year ending upon or immediately before the end of your employment.
        MF Global will pay your Accrued Bonus. Your "Accrued Bonus" means, to the extent not previously awarded or paid, your Bonus for the fiscal year in which your termination of employment occurs based on the achievement of actual performance goals (taking into account, to the extent consistent with any applicable requirements of Section 162(m) of the Code, the status of such performance goals at the date of termination and disregarding any subjective performance goals and any other exercise by the Board or any committee thereof of negative discretion) multiplied by the number of days of your employment since the fiscal year ending before such date of termination divided by 365.
        MF Global will pay your Severance Pay. Your "Severance Pay" means (A) the sum of your Salary and your annual target Bonus for the fiscal year in which the Termination Notice is given multiplied by (B) the severance multiplier provided on your Schedule (your "Severance Multiplier").
        All service-based vesting (and, if applicable, non-performance-based exercise) conditions relating to share options, restricted shares and other equity-based compensation awarded by MF Global to you will be deemed fully satisfied. The settlement of the awards will continue in accordance with the relevant award agreement (except that share options will remain outstanding for at least 36 months after the end of your employment (or, if earlier, until they would have expired but for your termination)) and, if applicable, performance terms will continue in effect and be measured without regard to your termination. Any securities so issued or awarded will remain subject to such restrictions on transfer as are required by applicable securities laws. The benefit provided for by this Section 6(d)(5) is referred to as "Accelerated Vesting".
        Subject to (i) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") following notice to you from MF Global of your COBRA rights and (ii) your compliance with the obligations in Sections 7 and 8, for a period of up to 18 months following your termination of employment (provided you remain eligible for COBRA continuation coverage), MF Global will make available health benefit coverage substantially equivalent to that available before the date of termination and will pay you a monthly amount equal to the difference between the applicable COBRA premium and the amount you would have paid for such coverage if you were an active employee of the MF Global Group unless and until, respecting such payment, you become eligible to receive substantially similar or improved health benefits from a subsequent employer (whether or not you accept such benefits). Payment will be paid in advance on the first payroll day of each month, beginning with the month after your date of termination (except that any payments otherwise due within the first 54 days following the date of termination will instead be paid on the 55th day). You will notify MF Global of your eligibility for health benefits from a subsequent employer within 30 days of such eligibility.
        During the number of years equal to your Severance Multiplier, you will be entitled to life insurance coverage on a basis that is substantially equivalent to that available as an active-employee before the date of termination unless you become eligible to receive substantially similar or improved life insurance benefits from another employer (whether or not you accept such benefits). You will notify MF Global of your eligibility for life insurance benefits from a subsequent employer within 30 days of such eligibility. Following such period of continued coverage, you will be entitled to continue such life insurance coverage at your sole expense in accordance with the terms and conditions of the applicable policy.
      For Cause or Without Good Reason. If MF Global terminates your employment for Cause or you terminate your employment without Good Reason, MF Global will pay your Accrued Compensation and your Other Benefits.
      For Your Disability or Death. If your employment terminates as a result of your Death or Disability, MF Global will pay your Accrued Compensation, Earned Bonus and Accrued Bonus and will provide your Other Benefits and Accelerated Vesting. In addition, MF Global will pay you an amount equal to your annual Salary then in effect (your "Disability/Death Pay").
      On Expiration of this Agreement. If your employment terminates for any reason in connection with the expiration of the Agreement Term, you will receive your Accrued Compensation, your Other Benefits and your Earned Bonus. In addition, you will receive the other termination benefits set forth in your Schedule.
      Condition. Within 10 days after the date of your termination of employment pursuant to Section 6(d), (f) or (g), MF Global will tender to you (or your estate) an agreement releasing from all liability (other than the payments and benefits contemplated by this Agreement) each member of the MF Global Group and any of their respective past or present officers, directors, employees or agents, and imposing no other covenants upon you than are then effective under this Agreement, and setting forth your payments, benefits and other entitlements due under Section 6(d), (f) or (g), as applicable. MF Global will not be required to make the payments and provide the benefits and other entitlements (other than the Accrued Compensation and Other Benefits) due under Section 6(d), (f) or (g), as applicable, unless you (or your estate) execute and deliver such agreement to MF Global within 55 days following such date of termination, which you (or your estate) do not revoke. This agreement will be in the form normally provided by the MF Global Group to similarly situated executives at the time. If MF Global fails to tender such agreement to you (or your estate) within 10 days after the date of your termination of employment, the condition of payment under this Section 6(h) will be deemed satisfied.
      Timing. All Accrued Compensation will be paid promptly after the end of your employment. Subject to Section 6(h), any Earned Bonus or Accrued Bonus due will be paid in accordance with the form and timing provisions contemplated by Section 4(b) and any Severance Pay or Disability/Death Pay will be paid in one cash lump sum on the 55th day following the end of your employment. The benefits provided in this Section 6 will begin at the end of your employment.
      Section 409A.
        It is the parties' intention that the payments and benefits to which you could become entitled in connection with your employment under this Agreement be exempt from or comply with Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and other guidance promulgated thereunder. The provisions of this Section 6(j) shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic terms otherwise intended hereunder. If you or MF Global believes, at any time, that any of such payment or benefit is not so exempt or does not so comply, you or MF Global will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on you and on MF Global) or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable. MF Global agrees that it will not, without your prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax or interest (or both) upon you under Section 409A, unless such action or omission is pursuant to your written request.
        To the extent applicable, each and every payment made pursuant to Section 6 of this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
        If you are a "specified employee" (determined by MF Global in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of your separation from service as defined for purposes of Section 409A (a "Separation from Service") with MF Global, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a "deferral of compensation" within the meaning of and subject to Section 409A ("Nonqualified Deferred Compensation") and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting you to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death and (y) the first business day of the seventh (7th) month immediately following your Separation from Service.
        Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year (subject to any lifetime and other annual limits provided under MF Global's health plans), (ii) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, or (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.
        Any payment or benefit paid or provided under Section 6 hereof or otherwise paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to you only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of your second taxable year following your taxable year in which the Separation from Service occurs; provided, however that MF Global reimburses such expenses no later than the last day of the third taxable year following your taxable year in which your Separation from Service occurs.
        It is the parties' intention that the definition of Good Reason and the separation-from-service procedures specified in Section 6(c) hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an "involuntary separation from service" for purposes of Section 409A.
        Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not constitute a "legal settlement" in accordance with Treasury Regulation 1.409A-1(b)(11) will be paid by MF Global to you not later than the last day of your taxable year following the year in which the dispute is resolved.
        Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to you only upon a Separation from Service.
  Proprietary Information.
      Definition. "Proprietary Information" means confidential or proprietary information concerning (1) the MF Global Group's businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the MF Global Group and (3) any matter relating to clients of the MF Global Group or other third parties having relationships with the MF Global Group. Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the MF Global Group or (3) that you can establish was independently developed by you without reference to any Proprietary Information.
      Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the MF Global Group's activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the MF Global Group, and that, during your employment, you will use and disclose Proprietary Information only for the MF Global Group's benefit and in accordance with any restrictions placed on its use or disclosure by the MF Global Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the MF Global Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.
      Return of Proprietary Information. When your employment terminates, you agree to return to MF Global all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by MF Global in furtherance of perfecting the MF Global Group's possession of, and title to, any Proprietary Information that was at any time in your possession.
      Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the MF Global Group to governmental, regulatory or self-regulatory authorities.
  On-going Restrictions on Your Activities
      Related Definitions. This Section uses the following defined terms:

      "Competitive Enterprise" means any business enterprise that either (1) engages in any activity anywhere (x) as a futures commission merchant, broker dealer or similarly situated intermediary or (y) that is an activity in which MF Global Group is engaged on your date of termination and which represents more than 10% of MF Global's pre-tax net income during the four completed fiscal quarters immediately prior to your date of termination or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such an activity.

      "Client" means any client or prospective client of the MF Global Group to whom you provided services or for whom you transacted business.

      "Solicit" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

      Your Importance to the MF Global Group and the Effect of this Section 8. You acknowledge that:
        In the course of your involvement in the MF Global Group's activities, you will have access to Proprietary Information and the MF Global Group's client base and will profit from the goodwill associated with the MF Global Group. On the other hand, in view of your access to Proprietary Information and your importance to the MF Global Group, if you compete with the MF Global Group for some time after your employment, the MF Global Group will likely suffer significant harm. In return for the benefits you will receive from the MF Global Group and to induce MF Global to enter into this Agreement, and in light of the potential harm you could cause the MF Global Group, you agree to the provisions of this Section 8. MF Global would not have entered into this Agreement if you did not agree to this Section 8.
        This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.
      Transition and Other Assistance. During the 60 days after Termination Notice has been given, you will take all actions the MF Global Group may reasonably request to maintain for the MF Global Group the business, goodwill and business relationships with any Clients. In addition, while you are employed, and continuing after the termination of your employment with MF Global for a period of two (2) years, upon receipt of reasonable notice from MF Global (including outside counsel), you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with MF Global, and will provide assistance to MF Global in the defense or prosecution of any claim that may be made by or against the MF Global Group. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with MF Global as determined to be necessary by MF Global (including outside counsel) at its sole discretion, for the defense or prosecution of a claim. During the two (2) year period after termination of your employment with MF Global, MF Global shall reimburse you for all pre-approved, reasonable expenses in connection therewith, including travel expenses, and shall compensate you at a daily rate equal to your Salary on the date your employment terminated, divided by 200, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to you. To the extent reasonably practicable, MF Global shall provide you with notice at least 20 days prior to the date on which any such travel is required.
      Non-Competition. Until the end of the period stated in the Schedule, you will not directly or indirectly:
        hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or
        associate (including as a director, officer, employee, partner, sole proprietor, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
          that is substantially related to any activity that you were engaged in, that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

      in each case, for the MF Global Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).

      Non-Solicitation of Clients. Until the end of the period stated in the Schedule, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the MF Global Group.
      Non-Solicitation of MF Global Group Employees. Until the end of the period stated in the Schedule, you will not attempt to Solicit anyone who is then an employee of the MF Global Group (or who was an employee of the group within the prior six (6) months) to resign from the MF Global Group or to apply for or accept employment with any Competitive Enterprise.
      Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(c), (d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8. You will deliver a copy of the notice required by the preceding sentence to MF Global no later than 30 days after commencing employment with such prospective employer.
  Effect of Excise Tax and Limits on Golden Parachute Payments.
      Gross Up Payment. If there is a change in ownership or control of MF Global that causes any payment or distribution by any member of the MF Global Group or any other person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      Notwithstanding the foregoing, if it is determined that you are entitled to a Gross-Up Payment but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the Payments, then the Payments will be reduced to the maximum amount that would not result in the imposition of the Excise Tax (the "Safe Harbor Amount"). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments is Nonqualified Deferred Compensation, then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.

      Determination of the Gross-Up Payment. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by MF Global and reasonably acceptable to you (the "Accounting Firm") which shall provide detailed supporting calculations both to MF Global and you within 15 business days of the receipt of notice from you that there has been a Payment with respect to which you in good faith believe a Gross-Up Payment may be due under this Section 9, or such earlier time as is requested by MF Global. All fees and expenses of the Accounting Firm shall be borne solely by MF Global. Any determination by the Accounting Firm shall be binding upon MF Global and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by MF Global should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event that MF Global exhausts its remedies pursuant to Section 9(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by MF Global to or for your benefit. The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.
      Procedures. You shall notify MF Global in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by MF Global of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after you are informed in writing of such claim and shall apprise MF Global of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to MF Global (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If MF Global notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
        give MF Global any information reasonably requested by MF Global relating to such claim, take such action in connection with contesting such claim as MF Global shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by MF Global, cooperate with MF Global in good faith in order effectively to contest such claim, and permit MF Global to participate in any proceedings relating to such claim;

      provided, that MF Global shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(c), MF Global shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as MF Global shall determine; provided that (A) if MF Global pays such claim and directs you to sue for a refund, MF Global shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such amount or with respect to any imputed income with respect to such amount; and (B) any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, MF Global's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, and MF Global will pay or reimburse any reasonable attorney's fees you incur as a result of settling or contesting any such issue.

      Refund. If, after your receipt of a Gross-Up Payment or payment by MF Global of an amount on your behalf pursuant to Section 9(c), you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to MF Global complying with the requirements of Section 9(c)) promptly pay to MF Global the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
      Payment. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by MF Global to you within 5 days prior to the due date for the payment of any Excise Tax; provided, however, that any Gross-Up Payment shall in all events be paid no later than the end of your taxable year immediately following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 9, MF Global may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.
  Effect on Other Agreements; Entire Agreement.

  This Agreement is the entire agreement between you and MF Global with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement (including, without limitation, the employment agreement in effect immediately prior to the date first written above). In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

  Successors.
      Payments on Your Death. If you die and any amounts become payable under this Agreement (including payments under Section 5(c), Section 5(d) and Section 6), MF Global will pay those amounts to your estate.
      Assignment by You. You may not assign this Agreement without MF Global's consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, will be void.
      Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving MF Global (a "Reorganization") or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of MF Global's consolidated assets (a "Sale"), MF Global will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. The "Surviving Company" means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of MF Global. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as MF Global under this Agreement; provided that, if more than 50% of the voting securities eligible to elect directors of the Surviving Company is beneficially owned by a second entity (the "Parent Company"), (x) the determination of whether a material and adverse change in your position or a material diminution in your authority, responsibilities and reporting relationships for purposes of Section 6(b)(2)(A) or (B) has occurred in connection with or following a Reorganization or Sale shall be determined by reference to the Parent Company and (y) such a material and adverse change and a material diminution shall be deemed to have occurred under Section 6(b)(2)(A) and (B) unless immediately following such Reorganization or Sale, and thereafter during the Agreement Term, you are the senior-most officer of the Parent Company, reporting to the board of directors of the Parent Company, and are nominated to the board of directors of the Parent Company (as contemplated by your Schedule). This Section 11(c) shall apply to each Reorganization and Sale occurring during the Agreement Term.
  Disputes.
      Employment Matter. This Section 12 applies to any controversy or claim between you and the MF Global Group arising out of or relating to or concerning this Agreement, or any aspect of your employment with MF Global or the termination of that employment (together, an "Employment Matter").
      Mandatory Arbitration. Subject to the provisions of this Section 12, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (2) a decision must be rendered within 10 business days of the parties' closing statements or submission of post-hearing briefs and (3) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by MF Global in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm other than a law firm, or individual, who provided services to MF Global or you at any time during the previous 10 years). Notwithstanding the preceding, to the extent the rules of any self-regulatory organization applicable to the MF Global Group require an Employment Matter to be arbitrated by different arbitration rules, such required arbitration rules will apply.
      Limitation on Damages. You and the MF Global Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.
      Injunctions and Enforcement of Arbitration Awards. You or the MF Global Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 12(b). Also, the MF Global Group may bring such an action or proceeding, in addition to its rights under Section 12(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the MF Global Group that cannot be measured or repaired, (2) the MF Global Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the MF Global Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.
      Jurisdiction and Choice of Forum. You and the MF Global Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 12(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the MF Global Group (1) acknowledge that the forum stated in this Section 12(e) has a reasonable relation to this Agreement and to the relationship between you and the MF Global Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the MF Global Group. However, nothing in this Agreement precludes you or the MF Global Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 12(b), 12(d) and this 12(e).
      Waiver of Jury Trial. To the extent permitted by law, you and the MF Global Group waive any and all rights to a jury trial with respect to any Employment Matter.
      Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
      Costs. MF Global will pay all costs of the arbitration except, if applicable, your petitioner's filing fee. If the arbitrator or court of competent jurisdiction determines that you have prevailed on the issues in dispute in the arbitration or court proceeding, as the case may be, MF Global will, upon presentment of appropriate documentation, pay or reimburse any reasonable expenses, including reasonable attorney's fees, you incur as a result of any Employment Matter.
  General Provisions.
      Construction.
        References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.
        The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.
        Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words "include", "includes" and "including" will be deemed to be followed by the words "without limitation."
        It is your and MF Global's intention that this Agreement not be construed more strictly with regard to you or MF Global.
      Withholding. You and the MF Global Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the MF Global Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
      Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.
      No Set-off or Mitigation. Your and MF Global's respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the MF Global Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).
      Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours (with a notice contemporaneously given by another method specified in this Section 13(e)), (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 13(e)):

      If to you, to your last address (or to the last facsimile number) shown on the payroll records of MF Global.
with a copy to:

Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Attention: Robert F. Simon, Esq.
Facsimile: 312-609-5005

If to MF Global or to any other member of the MF Global Group, to:

MF Global Ltd.
717 Fifth Avenue, 11th Floor
New York, New York 10022
Attention: General Counsel
Facsimile: 212-589-6215

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Marc Trevino, Esq.
Facsimile: 212-558-3588

    (f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and MF Global acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

    (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and MF Global or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the MF Global Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

    (h) Representations. You represent and warrant to MF Global that: (1) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, (2) you are not a party to any contract, agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder, and (3) you are not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities. You further represent and warrant to MF Global that, to the best of your knowledge, information and belief, you are not aware of any action taken by you (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against you by any current or former employer.

    (i) Recoupment.

        In the event of a restatement of MF Global's consolidated financial statements (beginning with the financial statements for the quarterly period ending December 31, 2008), MF Global shall have the right to take appropriate action to recoup from you any portion of any Bonus and other equity or non-equity compensation received by you the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated ("Recoupment Amount"), regardless of whether you engaged in any misconduct or were at fault or responsible in any way for causing the restatement, if, as a result of such restatement, you otherwise would not have received such Bonus or other compensation (or portion thereof). In the event MF Global is entitled to, and seeks, recoupment under this Section 13(i), you shall promptly reimburse the Recoupment Amount to which MF Global is entitled to recoup hereunder. In the event you fail to make prompt reimbursement of any such Recoupment Amount to which MF Global is entitled to recoup and as to which MF Global seeks recoupment hereunder, you acknowledge and agree that MF Global shall have the right to (i) deduct such Recoupment Amount from the compensation or other payments due to you from MF Global or (ii) to take any other appropriate action to recoup such Recoupment Amount. For purposes of this Section 13(i), the Recoupment Amount shall be calculated on an after-tax basis unless such restatement results from your misconduct within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.
        You acknowledge that MF Global does not waive its right to seek recoupment of any Recoupment Amount as described under this Section 13(i) for failure to demand repayment or reduce the payments made to you. Any such waiver must be done in a writing that is signed by both MF Global and you.
        The rights contained in this Section 13(i) shall be in addition to, and shall not limit, any other rights or remedies that MF Global may have under law or in equity, including, without limitation, any rights MF Global may have under any other MF Global recoupment policy or other agreement or arrangement with you.

(j) Third Party Beneficiaries. Subject to Section 11, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and MF Global and your and MF Global's permitted successors and assigns.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

MF Global Ltd.

/s/ Howard Schneider
By: Howard Schneider
Title: General Counsel

Accepted and agreed:

/s/Bernard W. Dan
Bernard W. Dan
Execution Date: April 2, 2009
Name	Bernard W. Dan
Commencement Date	June 16, 2008
Position

You will serve as Chief Executive Officer of MF Global Ltd. While you are employed, the Board will nominate you for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory authority.

Your employment will be based in Chicago, Illinois. You acknowledge that your duties will require substantial travel to other offices.

Reporting, Authority and Responsibilities	You will report directly to the Board.
Other Activities	You may continue to serve as a member of the Sun Advisory Board for so long as you are elected to such position.
Starting Salary	$750,000 per year (with future salary increases to be established by the Board).
Bonus

Your Bonus will be determined based on the achievement of individual and performance goals under the terms of the applicable bonus plan or programs established by the Board (or a committee of the Board), provided that your Bonus for the fiscal year beginning on April 1, 2008 (your "2009 Bonus") will not be less than $600,000. Your 2009 Bonus will be paid in cash, common shares or a combination of cash and common shares (as determined by the Board or a committee of the Board), provided that at least 50% of your 2009 Bonus will be paid in cash.

The Board (or a committee of the Board) will, in consultation with you, act in good faith to establish your annual target bonus amount for each fiscal year beginning on or after April 1, 2009 (each a "Future Fiscal Year") at the time the performance goals for the Future Fiscal Year are established, which shall be not later than 90 days after the first day of such respective Future Fiscal Year. Your annual target bonus amount for each Future Fiscal Year beginning after April 1, 2009 will not be less than your annual target bonus amount for the fiscal year beginning on April 1, 2009 (in each case determined as a percentage of your then-existing salary amount).

Additional Benefits

Reimbursement of expenses for financial, tax and estate planning in an amount not to exceed $50,000 per calendar year. MF Global payment of reasonable professional fees incurred to negotiate and prepare this Agreement, which shall not in the aggregate exceed $50,000.

Severance Period	Your Severance Multiplier will be 2.
Additional Entitlements on Termination of Employment in Connection with Expiration of the Agreement Term

If, in connection with a termination of employment contemplated by Section 6(g), MF Global provided notice of extension of the Agreement Term in accordance with Section 2 and you provided timely notice of non-extension in accordance with that Section, you will be entitled to (1) your Bonus for the fiscal year ending on the expiration of the Agreement Term in accordance with the form and timing provisions contemplated by Section 4(b), except that all service-based vesting conditions of any equity-based award constituting part of such Bonus will be deemed fully satisfied, (2) the service-based vesting conditions of one-third of any equity-based award constituting part of your Bonus for the first prior fiscal year will be deemed fully satisfied and (3) the service-based vesting conditions of two-thirds of any equity-based award constituting part of your Bonus for the second prior fiscal year will be deemed fully satisfied, or in the case of clauses (2) and (3) such greater portion of the award as may be set forth in the terms of award or otherwise by the Board (or a committee of the Board).

If, in connection with a termination of employment contemplated by Section 6(g), MF Global did not provide notice of extension of the Agreement Term in accordance with Section 2, then you will be entitled to (1) your Bonus for the fiscal year ending on the expiration of the Agreement Term in accordance with the form and timing provisions contemplated by Section 4(b), except that all service-based vesting conditions of any equity-based award constituting part of such Bonus will be deemed fully satisfied and (2) the service-based vesting conditions of any equity-based award constituting part of your Bonus for the first prior fiscal year and second prior fiscal year will be deemed fully satisfied.

The settlement of the awards will continue in accordance with the relevant award agreement and, if applicable, performance terms will continue in effect and be measured without regard to your termination.

In the event of a termination of employment contemplated by Section 6(g), the restrictions set forth in Section 8(d) shall not apply unless MF Global pays you a cash lump sum amount equal to $2 million on the 55th day following the end of your employment; provided, such $2 million amount shall not be payable to you (but the restrictions set forth in Section 8(d) shall nevertheless apply) unless you satisfy the condition of payment in Section 6(h).

Non-Competition Period	6 months after termination of employment with the MF Global Group.
Non-Solicitation Period for Clients	1 year after termination of employment with the MF Global Group.
Non-Solicitation Period for Employees	1 year after termination of employment with the MF Global Group.